Exhibit 99.3

September 6, 2006

Frank K. Brown, Ph.D.
12 Clubhouse Drive
Whitehouse Station, NJ 08889

Dear Frank:

We are pleased to offer you the following position with Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization.  The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of a Vice President & Chief Science Officer reporting directly to me. This position will be located in our San Diego headquarters and will require your relocation to the San Diego area.

Compensation:  Your compensation in the above position will include an annual base salary of $240,000.00, paid semi-monthly at the rate of $10,000.00 per pay period. In addition, you will be eligible to participate in our Management Incentive Plan designed to allow you to earn up to an additional 40% of your annual base salary in incentive compensation upon achievement of corporate performance objectives.  Please find a copy of this plan enclosed for your review

Employment and Benefits: As an employee of Accelrys Inc., you will participate in our comprehensive employee benefits package.  Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees.  This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits.  In addition, as an executive-level employee, you will be eligible to receive enhanced life and ltd insurance benefits and to participate in Accelrys’ Executive Deferred Compensation Plan.  The EDC allows participants to tax defer up to 100% of annual earnings and affords participates the ability to earn up to an additional 20% of base salary upon meeting the performance incentive criteria of the plan.

It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits.  Unless otherwise specified in an individual employment agreement, employment at Accelrys Inc. is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause.

This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc.  Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and the Vice President of Human Resources.

Option Grant: We are recommending to the Human Resources Committee of the Board of Directors (“Committee”) that you receive an option to purchase 100,000 shares of common stock and 25,000 shares of restricted stock units pursuant to the terms of the 2004 Employee Stock Incentive Plan (“Plan”).  Any offer of options or restricted stock units is subject to the written approval of the Committee and such standard conditions as the Plan, applicable agreements and the Committee may impose.  The stock option will be priced as of the date of grant and will vest over a four (4) year period from the date of the grant and the restricted stock unit grant over a three (3) year period from the date of the grant.

Employment Termination & Change of Control Provisions: In the event that your employment with the Company is involuntarily terminated for reasons other than cause or gross misconduct, Accelrys Inc. will agree to pay to you a severance payment equal to 12 months of your then base salary amount.  This amount will be deemed payable upon the effective date of your termination and will be paid to you in equal installments over twelve months, provided that the company may delay payments to extent appropriate in order to avoid subjecting you to taxes in accordance with Section 409(a) of the Internal Revenue Code.

The payment of any severance will be conditioned upon your execution of a separation agreement, in a form provided by the Company, which contains a release of claims in favor of the company, non-solicitation and non-competition provisions for a period equal to that of the severance payment period.

Acceleration of any unvested options or restricted stock will be in accordance with the change of control provisions of Accelrys’ Amended 2004 Stock Incentive Plan.

Relocation Terms: Accelrys Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the San Diego area upon your acceptance of this offer and commencement of your employment with us.  In aggregate, your relocation expense budget will be capped at $125,000.00.  Relocation expenses must be approved in advance and can include the following items:

•                  The packing and moving of your household goods

•                  Closing costs associated with the purchase of a home in San Diego within 12 months of your commencement of employment with us.

•                  Closing costs associated with the sale of your home in New Jersey within 12 months of your commencement of employment with us.

Please note that should you voluntarily terminate your employment with the company prior to 2 years from the date of your relocation to San Diego, as defined by final payment of relocation related expenses, you will agree to repay to the company all monies paid to you or on your behalf in conjunction with your relocation.

Confidentiality:  Due to the nature of your responsibilities, you will be required to execute and be bound by the Company’s Invention and Non-Disclosure Agreement (“the Agreement”) effective upon your commencement of employment with the company.  Please also find this document enclosed for your review and signature.

Proposed Start Date: We would appreciate your response to our offer as soon as possible, but no later than 9/15/2006 and a start date of as soon as mutually agreeable, but no later than 10/16/2006.

This offer is subject to your submission of an I-9 form, to satisfactory completion of Accelrys’ reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

I look forward to your joining the Accelrys Inc. team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.

	By:	/s/ Mark J. Emkjer
Mark J. Emkjer
Chief Executive Officer

Accepted by:

/s/ Frank K. Brown
Frank K. Brown

Start Date: October 16, 2006